Exhibit 10.2

XEDAR CORPORATION

July 1, 2008

Mr. Don W. Rakestraw
Atlantic Systems Corporation
1215 South Clark Street
Suite 1102
Arlington, VA 22202

Dear Don:

This letter confirms the terms of your employment by Atlantic Systems Corporation (Atlantic) as of the above date, and replaces any preceding employment agreements written or verbal.  All terms of this agreement shall remain in effect for two years after you have realized $2.640 million in stock sales from the shares you received when Atlantic Systems was acquired by XeDAR unless your employment is terminated for any reason pursuant to the Termination section below.

Position	Chief Executive Officer of Atlantic Systems, a wholly-owned subsidiary of XeDAR Corporation.

Base Salary
Your Base Salary for this position will be $25,416.67 per month (expressed as $305,000 per annum).  You will receive annual cost of living increases of at least 3.0% of your then base salary through the term of this agreement, with adjustments taking place annually on the first day of each calendar year.

Incentive	You will receive cash annual incentive compensation based on a graduated percentage of Atlantic’s annual EBITDA as follows:
1. 20% of EBITDA between $0 and $100,000
2. 15% of the additional EBITDA between $100,000 and $500,000
3. 10% of the additional EBITDA over $500,000

Payments pursuant to this incentive plan will be paid on the next payroll following the release of Xedar's audited financial statements.

Expenses	Reasonable business travel and entertainment expenses, reimbursed monthly based on approved expense reports.

Restricted Stock
You will receive a restricted stock unit (RSU) grant of 20% of your then base compensation on the date of the next payroll following the release of Xedar's audited financial statements.   You will pay taxes on any restricted stock grant, and XeDAR will comply with any applicable withholding requirements.

Termination
If you are terminated, except for cause (which is defined as your death or permanent disability, a conviction for a crime of moral turpitude, a felony, or a conviction resulting from actions by you which harm Atlantic or its parents (but shall not include a conviction related to a minor traffic or other petty offense)), you will receive termination pay as follows:

1. Your salary will continue to be paid on normal pay dates until you received at least $2.640 million from XeDAR stock sales, as noted above.
2. Once you have received at least $2.640 million from the sale of XeDAR stock, you will also receive a final termination payment of $550,000.
If you are terminated for cause, you will receive compensation through your date of termination only, and will receive no additional compensation.

Benefits	In accordance with the benefits of Atlantic/Point One as set forth in the previous "terms of employment letter" dated March 20, 2007.

This letter does not constitute an employment contract, either express or implied.  Any employment by Atlantic is on an “at will” basis and may be terminated by the Board of XeDAR at any time, with or without cause.

Sincerely,

/s/ Hugh H. Williamson III	/s/ John P. Moreno
Hugh H. Williamson III	John P. Moreno, Chair
Chairman and CEO	Compensation Committee
XeDAR Corporation	XeDAR Corporation

Accepted:

/s/ Don W. Rakestraw
Don W. Rakestraw